UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Tidelands Bancshares, Inc.
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TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 19, 2011

To our shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank.  The Annual Meeting will be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 on Monday, December 19, 2011, at 10:00 a.m., for the following purposes:

1.                                    Elect Directors.  To elect eight members to our board of directors;

2.                                       Advisory (Non-binding) Vote on Executive Compensation.  To obtain a nonbinding resolution approving the compensation of the company’s named executive officers as determined by the Compensation Committee and the Board of Directors (“Say-on-Pay”);

3.                                       Advisory (Non-binding) Vote on Frequency of Voting on Say-on-Pay Proposals.  To approve a nonbinding resolution to determine whether shareholders should vote on Say-on-Pay proposals every one, two, or three years (“Say-on-Frequency”);

4.                                       Ratification of Auditor.  To ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2011; and

5.                                       Other Business.  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on October 20, 2011 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 prior to the meeting.  If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our Annual Meeting.  If you are a record shareholder and attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

From an investor perspective, we are very much aware that 2010 was an unsatisfactory year in terms of your investment in the company.  As a result of our current financial condition, on December 28, 2010, Tidelands Bank agreed to the issuance of a Consent Order with the FDIC and the South Carolina State Board of Financial Institutions that, among other matters, requires the Bank to achieve and maintain certain minimum capital levels.  A more detailed discussion of the Consent Order is included in the accompanying proxy statement in the section entitled “Regulatory Matters.”  In addition, a full copy of the Consent Order was included in the company’s Current Report on Form 8-K that was filed with the SEC on December 30, 2010, which is available at www.sec.gov.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed.  Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week.  Detailed voting instructions are included on your proxy card.

The Board of Directors, management team, and all employees of the company continue to work diligently to deal with our issues — we are absolutely dedicated to addressing the issues we face as quickly as possible to return Tidelands Bank to a position of strength.  Thank you for your loyal support and patience as we work through this challenging economy and continue our road to recovery.

By Order of the Board of Directors,

Thomas H. Lyles
Acting President & Chief Executive Officer

Mount Pleasant, South Carolina
November 8, 2011

TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON DECEMBER 19, 2011

Our board of directors is soliciting proxies for the 2011 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The board set October 20, 2011 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 4,277,176 shares of common stock outstanding on the record date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum.  Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented.  If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment.  If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the bylaws.  Directors, officers and regular employees of the company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means.  At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.  Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting

Provided a quorum is established at the Annual Meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting.  All other matters to be considered and acted upon at the Annual Meeting require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established.  Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is critical that you cast your vote.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate.  Changes were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf.  However, abstentions and broker non-votes will not affect the approval of the Say-on-Pay proposal, approval of the Say-on-Frequency proposal, or, to our knowledge, any other matter of business that may be brought before the Annual Meeting.

When you sign the proxy card, you appoint Thomas H. Lyles. as your representative at the meeting.  Mr. Lyles will vote your proxy as you have instructed him on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Lyles will vote your proxy “FOR” the proposals recommended by the Board of Directors.  However, if any other matters come before the meeting, Mr. Lyles will vote your proxy on such matters in accordance with his judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of our shares.  In addition, solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the company.  We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.  This proxy statement was first mailed to shareholders on or about November 8, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to be Held on December 19, 2011:  This Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2010, and the 10-Q for the quarter ended September 30, 2011 are available at http://www.cfpproxy.com/5515.  In addition, the above items and other SEC filings are also available to the public on the SEC’s website on the Internet at www.sec.gov.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The bylaws of the company provide for no less than five or more than 25 directors to serve on the Board of Directors for a period of one-year terms to be elected each year at the Annual Meeting of Shareholders. The Board of Directors has currently established the number of directors at 8.  Our Board of Directors will submit to the shareholders for their vote at the Annual Meeting a slate of directors comprised of 8 nominees, all current directors of the company, to serve a one-year term expiring at the 2012 annual meeting of shareholders.

Our director nominees are:

Michael W. Burrell	Thomas H. Lyles	Tanya D. Robinson
Alan D. Clemmons	John T. Parker, Jr.	Larry W. Tarleton
John W. Gandy, CPA	Mary V. Propes

The directors will be elected by a plurality of the votes cast at the meeting.  This means that the eight nominees receiving the highest number of votes will be elected.  Set forth below is certain information about the nominees, including business experience for the past five years and qualifications and attributes considered by our Board of Directors which led to the director’s nomination.   Each of the nominees is a director of the bank and has been a director of the company since its formation in 2002, except for Larry W. Tarleton who began serving as a director of our bank and our company in 2006, John W. Gandy and Mary V. Propes who began serving as directors of our bank and our company in 2007, and Thomas H. Lyles who began serving as a director of our bank and our company in May 2011.

The Board of Directors unanimously recommends a vote FOR these nominees.

Michael W. Burrell, 60, has been a resident of the Charleston area since 1977.  Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina.  He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level.  He currently serves as an Evening School principal for Dorchester School District Two.  Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977.  They sold the business in 2003 in order to pursue other interests.  His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977.  Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978.  He and his wife have been active in MS Challenge Walk for the past four years.  He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

Alan D. Clemmons, 52, is a native of Myrtle Beach, South Carolina.  He graduated in 1982 from Coastal Carolina University’s School of Business Administration.  He received his Juris Doctorate in 1989 from Hamline University of Saint Paul, Minnesota.  Mr. Clemmons has been engaged in the practice of law with an emphasis on real estate and development with the Clemmons Law Firm, LLC since 2005.  Prior to that time Mr. Clemmons practiced law as a partner at McCrackin, Barnett, Richardson and Clemmons, LLP from 1990.  Mr. Clemmons, an Eagle Scout, has served as a volunteer to the Boy Scouts of America for almost 30 years and has served in positions ranging from scoutmaster to counsel president and national committeeman.  He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico with The Church of Jesus Christ of Latter-day Saints.  Mr. Clemmons is a past member of the Horry County Planning Commission and ex-oficio member of the Myrtle Beach Planning Commission.  Mr. Clemmons was an officer of the Horry County Republican Party for many years, and served as chairman from 1997 through 2000.  He was elected to represent South Carolina as a delegate or alternate-delegate to the 2000, 2004 and 2008 Republican National Conventions.  Mr. Clemmons was first elected to the South Carolina House of Representatives in 2002 and has served continuously since that time representing the area including the municipalities of Myrtle Beach and Briarcliffe Acres.  He is past chairman of the House Freshman Caucus and secretary/treasurer of the House Republican Caucus. He currently serves in the South Carolina General Assembly as the Election Laws Subcommittee Chairman of the House Judiciary Committee, Vice-chair of the Rules Committee and legislative member of the Judicial Selection Commission.  His legislative and community service has resulted in recognition by various entities, including: South Carolina Hero, 2008, by the American Association of Retired Persons (AARP); Legislator of the Year, 2006, by the South Carolina Association of Realtors; Legislator of the Year, 2005, by the Association of Drug Stores; Special Legislative Commendation, 2004, by the South Carolina Silver Haired Legislature; and Distinguished Alumnus of the Year, 2004, by Coastal Carolina University.  Mr. Clemmons also serves as chairman of the Interstate 73 Corridor Association.

John W. Gandy, CPA, 57, is a native of Myrtle Beach, South Carolina.  Mr. Gandy graduated from Wofford College in 1976 and obtained an MBA from the Babcock Graduate School of Management at Wake Forest University in 1978.  Mr. Gandy has been the owner of Gandy CPA Group, LLC since January of 2000.  He began his career in the audit division of Arthur Andersen & Co., a former “Big Eight” international accounting firm.  In 1980, he returned home to Myrtle Beach where he spent the next 16 years working with the Jackson Companies, a diversified group of companies in resort tourism, golf, rental management and real estate development.  Beginning in 1996, interest in new ventures moved Mr. Gandy to go into the consulting business.  Over the next four years, he was involved in numerous financial transactions and planning for real estate developments, golf courses, vacation destination marketing and private placements for several small and start-up companies.  He is currently a partner or shareholder in Gandy Associates, LLC, Hospitality Lodging, Inc., Coastal Direct, LLC (a design, printing and mailing operation), Office Developers, LLC, and various real estate related investments.  He is active in a number of civic, professional and church activities in the Myrtle Beach area.

Thomas H. Lyles, 62, has served as acting chief executive officer of our company since April 2011, and, additionally, as acting president of our bank since July 2011.  He served as executive vice president and chief administrative officer of our company from 2007 until April 2011.  Mr. Lyles is a graduate of Wofford College, The School of Bank Administration at the University of Wisconsin, and he has an MBA from the University of South Carolina.  He was retired from 2006 until joining our bank in April of 2007.  Mr. Lyles has over 38 years of banking experience.  He served as the President, COO and a director of Peoples Community Bank in Aiken, South Carolina from 2001 until its sale to First Citizens Corporation in 2005.  From 1989 until 2001, Mr. Lyles served in various capacities for Carolina Southern Bank in Spartanburg, South Carolina, including Executive Vice President, CFO, COO and director until Carolina Southern Bank’s sale to Synovus Corporation.  From 1973 until 1989, he held various positions with Bankers Trust of SC/Bank of America.  Mr. Lyles is also a member of the Rotary Club of Charleston.

John T. Parker, Jr., 47, has been a resident of Mount Pleasant since 1986.  Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology.  He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities and other construction services.  He has been the vice president of Parker Marine for 15 years.  Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is past vice president and president of the board of directors for ASA of North and South Carolina.  At present, he is on the Board of Directors for ASAC.  Mr. Parker currently serves on the Scholarship Golf Tournament and Education Committees for ASA.  Mr. Parker served as past president of the Board of Directors for the Pile Driving Contractors Association of South Carolina and is a national PDCA board member.  He is a member of St. Andrews Episcopal Church in Mount Pleasant.

Mary V. Propes, 59, is a native of Kentucky.  Ms. Propes has served as chief executive officer of MVP Group International, Inc., MVP Natural Stone and MVP Textiles & Apparel since 1998.  She entered the workforce in 1984 as a Chamber of Commerce Director in Graves County, Kentucky.  Throughout her career, she was very successful in recruiting large industrial companies in the towns and cities she served.  She is an active member and also serves on the board of trustees for Seacoast Church.  In addition, she serves on the boards of numerous private companies and organizations, both domestically and abroad.

Tanya D. Robinson, 57, is a resident of Summerville.  Mrs. Robinson graduated from Brigham Young University with a B.A. in Communications.  She worked part-time for Dorchester District Two Schools as a Public Information Specialist from 2000 until her recent election as a Board of Trustee for Dorchester District Two Schools. Mrs. Robinson was elected for the 2009-2010 term to serve as South Carolina’s Goals and Awards Chairman for the Congress of Parents and Teachers where she oversees the Awards and Goals program throughout the state.  She was elected in the spring of 2010 to become the PTA Vice-President for South Carolina for a two year term.  She was elected District President for Dorchester and Colleton County Schools in 2002-2004, which took her into 21 schools to organize and train PTA personnel.  Mrs. Robinson is a member of the Junior League of Summerville where she held the position of Community Service Chairman working closely with 25 local agencies.  She presently is serving as Summerville High School’s PTSA President and is in the Presidency of the Charleston area Women’s Organization of the Church of Jesus Christ of Latter Day Saints.  For the past five years, she has chaired the Trident United Way for Dorchester District Two Schools and has acted as a liaison for Trident United Way’s Day of Caring. She is married to Kent Robinson and they have four children.

Larry W. Tarleton, 68, is a native of Wadesboro, North Carolina and a graduate of the University of North Carolina in Chapel Hill.  In April 2009, he retired from The Post and Courier, South Carolina’s largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years.  He had previously been an editor for newspapers in Charlotte, Miami and Dallas.  He is very active in community affairs and currently serves on the board of the Coastal Carolina chapter of the Boy Scouts of America and is the chairman of the Boy Scouts Tenderfoot Classic golf tournament.  He has served as chairman of the Trident United Way and on the board of the Charleston Metro Chamber of Commerce.  He is a former president of the Country Club of Charleston and is a member of the Carolina Yacht Club.

Additional information is set forth below regarding other officers of our company and our bank.

Robert H. (Bobby) Mathewes, Jr., 45, has served as executive vice president since our formation and currently serves as Chief Community Banker.  Mr. Mathewes grew up in Mount Pleasant and graduated from the University of South Carolina in 1988 with a B.S. degree in Finance.  He is also a graduate of the South Carolina Bankers School, as well as Leadership Charleston in 1999.  He has 20 years of banking experience, 17 of which have been spent in Charleston.  He has also held positions with NationsBank, SouthTrust Bank and BB&T.  Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. Mr. Mathewes has been involved in Junior Achievement, Jaycees and the Chamber of Commerce.  He coached little league soccer and baseball through the recreational department in Mount Pleasant.  He is an active member of Seacoast Church.

Milon C. Smith, 61, has served as executive vice president and chief credit officer of our company and our bank since October 2005.  Mr. Smith graduated from the University of South Carolina in 1972 with a B.S. degree in Banking and Finance.  Mr. Smith furthered his banking education and attended continuing education classes through RMA, University of Oklahoma and BAI.  Mr. Smith began his involvement in community banking in 1973 as a management trainee at Bankers Trust of South Carolina.  Mr. Smith spent 28 years, of his 37 years in banking, at Bank of America, or its predecessor banks, as a commercial lending officer, credit risk officer and credit products officer.   From 2002 to 2005, Mr. Smith served as chief credit risk officer of People’s Community Bank of South Carolina in Aiken, South Carolina.  Mr. Smith has been involved in the Columbia, Charleston and South Carolina state boards for community schools.  He currently serves on the South Carolina Medical Malpractice PCF Board.

There are no family relationships among any of the directors and any executive officers of the company.

PROPOSAL NO. 2:

ADVISORY, NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders.  We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.  We encourage you to review the tables and our narrative discussion included in this proxy statement.

As a participant in the Treasury’s Capital Purchase Program, we must submit a non-binding shareholder vote to approve the compensation of the company’s named executive officers.  In addition, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of the company’s named executive officers.  We are asking you to approve the compensation of the company’s named executive officers as described under Compensation of Directors and Executive Officers and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.  Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2010 Summary Compensation Table and the other related tables and disclosure.”

Your vote is advisory and will not be binding upon the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS, AS DISCLOSED IN THE SUMMARY COMPENSATION TABLE AND IN THE OTHER TABLES AND RELATED DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

ADVISORY, NON-BINDING VOTE ON FREQUENCY OF APPROVAL OF

THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our shareholders to indicate how frequently the company should seek an advisory vote on the compensation of the company’s named executive officers with an advisory vote on whether the “Say-on-Pay” advisory vote on executive compensation should be held every one, two, or three years.  This proposal, commonly known as a “Say-on-Frequency” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement every 1, 2, or 3 years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a Say-on-Pay vote.  Shareholders who have concerns about executive compensation during the interval between Say-on-Pay votes are welcome to bring their specific concerns to the attention of the Board.  Please refer to “Other Matters” in this Proxy Statement for information about communicating with the Board.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Summary Compensation Table, and the other related tables and disclosure).”

Although this advisory vote on the frequency of the Say-on-Pay vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF

EVERY THREE YEARS FOR FUTURE ADVISORY VOTES ON EXECUTVE COMPENSATION.

PROPOSAL 4:

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

Our audit committee has appointed the firm of Elliott Davis, LLC, an independent registered public accounting firm, to serve as our auditor for the fiscal year ending December 31, 2011.  Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Elliott Davis to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the audit committee will reconsider the selection, although the audit committee will not be required to select a different independent auditor.  We expect that a representative from this firm will be present and available to answer appropriate questions at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF ELLIOTT DAVIS, LLC AS OUR INDEPENDENT AUDITOR.

CORPORATATE GOVERANCE

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the year ended December 31, 2010, the board of directors of the company held 16 meetings and the board of directors of the bank held 16 meetings.  All of the directors of our company and our bank attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period.

We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders’ meeting absent unusual or extenuating circumstances.  All directors attended the 2010 annual meeting.

Independence

Our board of directors has determined that Michael W. Burrell, Alan D. Clemmons, John W. Gandy, John T. Parker, Jr., Mary V. Propes, Tanya D. Robinson and Larry W. Tarleton are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

The following chart shows the composition of the committees of our board of directors, the number of meetings held by each committee during 2010, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market.  The audit committee, nominating & corporate governance committee, compensation committee and board risk committee are composed exclusively of independent directors.

Director	Independent	Executive (12 Meetings) (1)	Audit (4 Meetings) (2)	Nominating & Corporate Governance (1 Meeting)	Compensation (4 Meetings)	Loan (13 Meetings)	Board Risk (5 Meetings) (2)
Michael W. Burrell	x		•	• - Chair		•	•
Alan D. Clemmons	x		•		• - Chair		•
John W. Gandy	x		• - Chair			•	• - Chair
Thomas H. Lyles						•
John T. Parker, Jr.	x			•		• -Chair
Mary V. Propes	x			•	•
Tanya D. Robinson	x		•		•		•
Larry W. Tarleton	x			•	•	•

• means that the director is a current member of the applicable committee

(1) The Executive Committee was dissolved after February 2011.

(2) The Audit and Board Risk Committees were combined in May 2011

(3) Larry W. Tarleton is the Chairman of the Board, John W. Gandy is the Vice Chairman, and Tanya D. Robinson is the Secretary

Audit Committee

The audit committee is composed of four independent directors, Messrs. Burrell, Clemmons and Gandy and Ms. Robinson.  The audit committee, which met four times in 2010, has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses.  Operating under a written charter, which is available on our website, www.tidelandsbank.com, under “Investor Relations,” the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports its findings to the board of directors.

Nominating Committee

Our nominating committee is composed of four independent directors, Messrs. Burrell, Parker and Tarleton, and Ms. Propes.  The nominating committee recommends nominees for election to our board of directors.  We have adopted a formal nominating committee charter.  The nominating committee charter is available on our website, www.tidelandsbank.com, under “Investor Relations.”  The nominating committee met one time in 2010.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.   The company does not pay a third party to assist in identifying and evaluating candidates.

Our nominating committee will also consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.  Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”), had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  The addition of any individual to the Board requires prior approval by the FDIC, Federal Reserve Bank of Richmond, and the South Carolina State Board of Financial Institutions.

The nominating committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the governance committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director.  In evaluating all potential candidates, the nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary in the context of the current needs of the board.  Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should contribute to the diversity of the board and have broad experience at the policy-making level in business, government, education, technology or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of our shareholders.  In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills and background on the board of directors.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole.  The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees.  The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•                  successful business or professional experience;

•                  various areas of expertise or experience, which are desirable to the company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

•                  personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;

•                  residence in the bank’s service area;

•                  willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the company;

•                  leadership and consensus building skills; and

•                  a commitment to the success of the company.

Each individual director has qualifications and skills that together as a whole create a strong and well-balanced board.  The experiences and qualifications of our directors include the following:

Mr. Burrell has served on our board since the company’s formation and has been a resident of Charleston for over 33 years.  He served as an elementary school principal for over 20 years and has remained active in community affairs.  His ties to the bank’s largest market area provide him with personal contacts and an awareness of the social environment within which the company operates.

Mr. Clemmons has served on our board since the company’s formation and is a native of Myrtle Beach.  He has been a member of the South Carolina House of Representatives since 2002.  His extensive personal understanding of the markets that we serve is a valuable asset to the board.  Mr. Clemmon’s professional experience as a real estate and development attorney provides the board with legal insight, and his strong analytical skills are helpful to the board’s ability to manage the affairs of a highly regulated company.

Mr. Gandy has served on our board since 2007 and is a certificated public accountant.  His professional experience and knowledge of financial reporting requirements are assets to the board.  He also has extensive experience in various real estate related development projects, which provides unique knowledge of the markets in which we operate.

Mr. Lyles was appointed to our board in May of 2011 and currently serves as acting president and chief executive officer of our company and our bank.   He has been involved in banking in South Carolina for over 38 years and has extensive experience as president, executive vice president, CFO, COO, and director.  He has been an integral part of the company’s daily operations since 2007 and has the leadership skills and knowledge to lead the board through the challenges it faces in the current economic climate.

Mr. Parker has served on our board since the company’s formation and has been a resident of Mount Pleasant for almost 26 years.  He operates a successful family business and has served in various capacities for the American Subcontractors Association.  His business experience provides the board with insight into the challenges facing small business owners in our markets.

Ms. Propes joined our board in 2007.  She has served as the chief executive officer of three manufacturing businesses and led five start-up ventures.  Ms. Propes’ professional experience as a successful entrepreneur provides the board with business insight and analytical skills that are necessary to manage the company’s affairs in this difficult economic environment.

Ms. Robinson has served on our board since the company’s formation.  She is very active in charitable endeavors in the community and has played a critical role in the educational system in our market area.  These roles provide her with personal contacts and a unique perspective of the markets in which the company operates.

Mr. Tarleton has served on our board since 2006.  In April 2009, he retired from South Carolina’s largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years.  Mr. Tarleton’s business and personal ties provide him with awareness of both the business and social environment within which the company operates.

Compensation Committee

Our compensation committee is composed of four independent directors, Messrs. Clemmons and Tarleton, and Ms. Robinson and Ms. Propes.  We have adopted a formal compensation committee charter.  The compensation committee charter is available on our website, www.tidelandsbank.com, under “Investment Information.”  The compensation committee reviews all benefit plans and the specific compensation for all executive officers.  The committee met four times during 2010.  The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date.  The compensation committee evaluates the performance of and makes compensation recommendations to the board of directors with respect to our chief executive officer and, with input from our chief executive officer, evaluates the performance of and makes recommendations to the board of directors with respect to the compensation of our other executive officers.  The Consent Order between the Bank and the FDIC and the South Carolina State Board of Financial Institutions required the Bank to undertake an independent review of compensation paid to all of the Bank’s senior executive officers.  In completing the review of compensation, the independent consultant analyzed all salaries, bonuses, and other benefits of every kind and nature for 2010 and prior years, and he made recommendations to the board based on his observations and information obtained.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value.  Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer, are independent.  In addition, all of the members of our board’s audit and board risk, compensation, and nominating and corporate governance committees are independent.

Our board believes that it is preferable for one of our independent directors to serve as chairman of the board.  The person our board elected as chairman, Mr. Tarleton, has been one of our directors since 2006 and is a long-time resident of our primary market area.  We believe it is the chief executive officer’s responsibility to run the company and the chairman’s responsibility to run the board.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board.  In making its decision to have an independent chairman, the board considered the time that Mr. Lyles will be required to devote as chief executive officer in the current economic environment.  By having another director serve as chairman of the board, Mr. Lyles will be able to focus his entire energy on running the company.  This will also ensure there is no duplication of effort between the chief executive officer and the chairman.  We believe this structure provides strong leadership for the board, while also positioning the chief executive officer as the leader of the company in the eyes of our customers, employees and other stakeholders.

Our audit and board risk committee meets monthly.  It is primarily responsible for overseeing the company’s risk management processes on behalf of the full board.  The committee focuses on financial reporting risk, oversees the entire audit function and appraises the effectiveness of internal and external audit efforts.  It receives reports from management during the year regarding the bank’s assessment of risks and the adequacy and effectiveness of internal control systems.  The audit and board risk committee also focuses on enterprise risk.  Quarterly reporting provides management’s evaluations of the bank’s credit risk, market risk (including liquidity and interest rate risk), operational risk (including compliance and legal risk), strategic and reputation risk.  This includes frequent reports from management addressing the most serious risks impacting day-to-day operations. Each month the committee also reviews the status of compliance with regulatory actions.  Meetings for this committee include executive sessions to discuss any potential risk or control issues that should be considered confidentially.  Our internal auditor & risk officer reports directly to the audit and board risk committee.  The audit and board risk committee reports to the full board of directors.

The full board of directors considers the company’s entire risk profile and oversees management’s mitigation of the most significant risks facing the company.  The full board considers the company’s general risk management strategy, ensuring that risks undertaken by the company are consistent with the board’s appetite for risk.  The board is actively involved in risk management oversight. Management is responsible for day-to-day risk management processes.  We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations.  We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Communications from Shareholders to Directors

Our board of directors has implemented a process for shareholders of the company to send communications to the board.  Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.  The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interests and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

AUDIT COMMITTEE MATTERS

Our audit committee is composed of four independent directors and operates under a written charter adopted by the board in February 2005.  The board of directors has determined that Messrs. Burrell, Clemmons, and Gandy and Ms. Robinson, are independent, as contemplated in the listing standards of The NASDAQ Global Market.  John W. Gandy was approved as an “audit committee financial expert” as defined under the rules of the SEC.  As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service.  The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations and our independent auditors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements.  The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with them their independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Mr. Michael W. Burrell, Mr. Alan D. Clemmons, Mr. John W. Gandy, and Ms. Tanya D. Robinson.

Auditing and Related Fees

Audit Fees

The following table shows the fees that we paid or expect to pay to Elliott Davis, LLC for services performed in fiscal years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010	Year Ended December 31, 2009

Audit Fees	$92,100	$90,197
Audit-Related Fees	33,000	—
Tax Fees	10,690	10,785
All Other Fees	—	—

Total	$135,790	$100,982

Audit Fees.  This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements and for reviews of the condensed financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2010 and 2009.  The fees for 2010 were for services provided related to the Form S-1 filing, including the issuance of a comfort letter thereon. No such services were rendered during 2009.

Tax Fees.  This category includes the aggregate fees billed or to be billed for tax services rendered by Elliott Davis, LLC for the fiscal years ended December 31, 2010 and 2009.  These services include preparation of state and federal tax returns for the company and its subsidiary and miscellaneous tax research and assistance.

All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2010 and 2009.  No such services were rendered during either year.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor.  The charter provides that the audit committee must pre-approve the fees paid for the audit.  The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000.  The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting.  The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid for the years ended December 31, 2010 and 2009 to our principal executive officer, our principal financial officer and each of our three other most highly compensated executive officers who were serving as executive officers at the end of 2010.  For a description of executive compensation arrangements entered into between the company and Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, please see the discussion below entitled “Executive Compensation Arrangements.”

Robert E. Coffee, Jr. resigned from the bank and the company on April 4, 2011.  Also on April 4, 2011, the Board appointed Thomas H. Lyles as acting Chief Executive Officer of the company and the bank and Alan W. Jackson as acting President of the company and the bank, pending final review and approval from the regulatory authorities.  Alan W. Jackson resigned from the bank and the company on June 30, 2011.  On June 20, 2011, the Board appointed Thomas H. Lyles as acting President and Chief Executive Officer of the company and the bank, pending final review and approval from the regulatory authorities.  On July 13, 2011, the Federal Reserve Bank of Richmond approved Mr. Lyles as the President and Chief Executive Officer of the company.  The approval of the FDIC is still pending.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)

Robert E. Coffee, Jr.	2010	$325,600	$—	$—	$—	$141,930	(1)	$467,530
Former President/Chief Executive Officer	2009	296,000	—	—	—	226,396		522,396

Alan W. Jackson	2010	228,800	—	—	—	59,891	(2)	288,691
Former Chief Financial Officer/Executive Vice President	2009	208,000	—	—	—	75,913		283,913

Thomas H. Lyles	2010	203,840	—	—	—	63,778	(3)	267,618
Acting President & Chief Executive Officer; Former Chief Administrative Officer/ Executive Vice President	2009	182,000	—	—	—	128,511		310,511

Robert H. Mathewes, Jr.	2010	208,780	—	—	—	50,478	(4)	259,258
Chief Community Banker/ Executive Vice President	2009	189,800	—	—	—	65,010		254,810

Milon C. Smith	2010	211,640	—	—	—	67,296	(5)	278,936
Chief Credit Officer/Executive Vice President	2009	192,400	—	—	—	95,305		287,705

(1)

Includes personal usage of company automobile of $866, club dues and related fees of $8,499, insurance of $14,011, the dollar value of term insurance premiums paid by, or on behalf of Mr. Coffee of $3,240, 401(k) match of $6,539, personal usage of company cell phone expense of $491, 1,954 ESOP shares granted at $3.70 and SERP expense of $101,054. Mr. Coffee resigned from the company and the bank on April 4, 2011.

(2)

Includes personal usage of company automobile of $3,059, club dues and related fees of $2,429, insurance of $16,503, the dollar value of term insurance premiums paid by, or on behalf of Mr. Jackson of $880, 401(k) match of $6,968, personal usage of company cell phone expense of $425, 1,688 ESOP shares granted at $3.70 and SERP expense of $23,381. Mr. Jackson resigned from the company and the bank on June 30, 2011.

(3)

Includes personal usage of company automobile of $1,035, club dues and related fees of $809, insurance of $13,434, 401(k) match of $6,154, personal usage of company cell phone expense of $246, 1,677 ESOP shares granted at $3.70 and SERP expense of $35,895.

(4)

Includes personal usage of company automobile of $1,687, club dues and related fees of $5,680, insurance of $16,271, the dollar value of term insurance premiums paid by, or on behalf of Mr. Mathewes of $590, 401(k) match of $4,219, personal usage of company cell phone expense of $493, 1,534 ESOP shares granted at $3.70 and SERP expense of $15,862.

(5)	Includes car allowance of $12,000, insurance of $7,315, 401(k) match of $6,722, personal usage of company cell phone expense of $428, 1,630 ESOP shares granted at $3.70 and SERP expense of $34,800.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards at fiscal year-end for any of the named executive officers.  Each named executive officer voluntarily forfeited all of his options in June 2010.

Executive Compensation Arrangements

Employment Agreements

On May 1, 2008, we entered into employment agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, as well as with five other officers.  The employment agreements with Messrs. Coffee and Jackson terminated upon their respective resignations.  The remaining employment agreements have perpetual three-year terms but terminate no later than the time an executive attains age 65.  The employment agreements provide Messrs. Lyles, Mathewes and Smith with annual base salaries for 2011 of $193,648, $198,341 and $201,058, respectively.  The employment agreements provided Messrs. Coffee and Jackson through the date of their respective resignations with base salaries in 2011 of $79,709 and $114,950.  However, compensation must be reviewed annually by the board of directors and may be increased to account for cost of living expenses.  Each executive is also entitled to participate in all of our compensation, bonus, incentive and other benefit programs.

Each executive is entitled to cash severance if he is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities.  Messrs. Coffee and Jackson were not paid severance under their respective agreements.  In the case of Messrs. Lyles, Mathewes and Smith, the severance compensation consists of a lump-sum payment equal to three times base salary, any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years that have not yet vested), and a pro rata share of any bonus for the current fiscal year.  Messrs. Lyles, Mathewes and Smith would also be entitled to continued medical, dental and hospitalization insurance coverage for up to three years after termination.

If a change in control occurs, Messrs. Lyles, Mathewes and Smith would be entitled to a lump-sum cash payment equal to three times the sum of their base salary and most recent bonus.  The employment agreements also provide for accelerated vesting in benefit plans after a change in control.  For purposes of the employment agreements, the term change in control means (i) an occurrence of a change in ownership of Tidelands Bancshares, (ii) a change in effective control of Tidelands Bancshares, or (iii) a change in the ownership of a substantial portion of Tidelands Bancshares’ assets, as defined consistent with Internal Revenue Code section 409A.  The change-in-control benefit under the employment agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after separation from service following a change in control.  Messrs. Coffee, Jackson and Mathewes would also be entitled to a tax gross-up benefit if the aggregate benefits payable to them after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code.  In general terms, benefits received by an executive after a change in control are subject to a 20% excise tax under section 4999 if the benefits payable on account of the change in control exceed three times the executive’s five-year average taxable compensation.  If total benefits equal or exceed that threshold, the executive must pay a 20% excise tax on benefits exceeding his five-year average taxable compensation and under section 280G the employer forfeits the compensation deduction for benefits on which the excise tax is imposed.  The tax gross-up benefit compensates an executive for excise taxes imposed but it increases the employer’s non-deductible payments.  Notwithstanding the foregoing, no payments may be made to any executive under the contracts until TARP is repaid and terms of the Consent Order are satisfied.

The employment agreements prohibit competition after employment termination, but the prohibition against competition is void after a change in control.  The period during which competition is prohibited is two years for Messrs. Lyles, Mathewes and Smith.  Lastly, the employment agreements provide for reimbursement of the executives’ legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Mathewes and $100,000 for Messrs. Lyles and Smith.

Salary Continuation Agreements

On May 1, 2008, we also entered into salary continuation agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith.  With the aid of a compensation consultant we determined the salary continuation agreement retirement benefit by first projecting the executive’s final pay at retirement, assuming retirement at age 65.  Payable for 15 years in monthly installments beginning at age 65, the annual retirement benefits under the salary continuation agreements are $26,863 for Mr. Coffee, $6,215 for Mr. Jackson, $9,542 for Mr. Lyles, $4,217 for Mr. Mathewes and $9,251 for Mr. Smith.  The benefit for termination before age 65 is a reduced amount that is calculated based on the bank’s liability accrual balance existing when employment termination occurs, also payable in monthly installments for 15 years beginning at age 65.  If a change in control of the company occurs, each executive will be entitled under his salary continuation agreement to an amount equal to the bank’s liability accrual balance existing when the change in control occurs.  Because the agreement’s change-in-control benefit payment cannot exceed the current liability accrual balance maintained by the bank under the agreement, the benefit payment is cost neutral to the acquiror.  In June 2010, benefits accruing under these agreements were capped at their existing levels.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service.  On May 1, 2008, we entered into endorsement split dollar insurance agreements with Messrs. Coffee, Jackson, Lyles, Mathewes and Smith, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life.  The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first.  The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) the portion of the net death proceeds equal to 100% of the accrual balance required at age 65 under the executive’s salary continuation agreement.  The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods.  Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current Federal income tax law.  The collection of death benefits on the life insurance policies, which is likewise tax free under current Federal and state income taxation, is expected to enhance the company’s return as well.  The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Regulatory Restrictions on Compensation

Because of our participation in the TARP CPP program and because of formal supervisory action taken against us and against our subsidiary bank, we are subject to numerous compensation restrictions that do not affect other bank holding companies.  The restrictions arise under the TARP CPP rules, under FDIC rules applicable to financial organizations that are considered to be in a troubled condition, and under the terms of the December 28, 2010 Consent Order with the FDIC.

TARP CPP Restrictions.  Because of the American Recovery and Reinvestment Act that became law in February of 2009, companies participating in the TARP CPP program are subject to numerous compensation restrictions that apply for as long as the company is a CPP participant.  Implemented by Treasury Department rules, the restrictions include these —

•                                          an absolute prohibition on bonus or incentive compensation for the most highly compensated employee, including a prohibition against any increase in the nonqualified deferred compensation of the most highly compensated employee.  The most highly compensated employee is, however, permitted to receive restricted stock awards with a maximum value of one third of the employee’s annual compensation, but the restricted stock generally cannot be transferred except according to a schedule corresponding to schedule repayment of TARP CPP funds and the restricted stock is forfeitable if the employee does not continue serving for at least two years

•                                          any bonus payments made to an executive identified in the Summary Compensation Table or to any of the next 20 most highly compensated employees must be made subject to recovery — or “clawback” — by us if the bonus was based on erroneous financial or performance criteria

•                                          severance and termination payments, also known as “golden parachute” payments, cannot be made to any of the executives identified in the Summary Compensation Table or to any of the next five most highly compensated employees

•                                          an independent compensation committee of the board must review all compensation arrangements to ensure that they do not encourage excessive risk taking or earnings manipulation

These rules have already had an impact on us, preventing us from honoring the severance commitments we made to Mr. Coffee and to another executive in their 2008 employment agreements.  Mr. Jackson was not entitled to severance under his employment agreement when he voluntarily resigned in June of 2011.  The TARP CPP rules do not, however, prevent us from honoring the Salary Continuation Agreement commitment to make annual benefit payments to executives.  Messrs. Coffee and Jackson are entitled to retirement benefits under those Salary Continuation Agreements, although payments will not commence until they attain age 65.  The third executive whose employment terminated in 2011 will not be entitled to retirement benefits under his Salary Continuation Agreement because his termination occurred before he attained age 55.

FDIC rules applicable to financial organizations that are considered to be in a troubled condition.  After the savings and loan crisis of the 1980s, Congress adopted legislation prohibiting golden parachute payments to executives of financial organizations that are subject to special regulatory oversight.  Implemented by FDIC rules, the golden parachute prohibition applies to any bank or bank holding company that is subject to formal enforcement action by its federal bank regulatory agency, as we are and as our bank is.

Specifically, we entered into a formal Written Agreement with the Federal Reserve Bank of Richmond as of March 18, 2011, and the bank is subject to a December 28, 2010 Consent Order with the FDIC.  Both the Consent Order and the Written Agreement refer to and require that we comply with the FDIC’s golden parachute payment prohibition.

The golden parachute payment restrictions contained in FDIC rules not only prohibit actual payment of severance benefits, the implementing rules even prohibit entering into severance or employment agreements with new or existing executives if those agreements could someday provide for payment of severance benefits.  Like the TARP CPP rules, the golden parachute payment restrictions prevented us from honoring the severance commitment we made to Mr. Coffee and to another executive in their 2008 employment agreements.  Mr. Jackson was not entitled to severance under his employment agreement when he voluntarily resigned in June of 2010.  The golden parachute payment restrictions will apply until the Federal Reserve and the FDIC declare that we and the bank are no longer considered to be in troubled condition, which will not occur before the Written Agreement and the Consent Order are terminated.

The golden parachute payment restrictions do not prevent us from honoring the Salary Continuation Agreement commitment to make annual benefit payments to executives.  Messrs. Coffee and Jackson are entitled to retirement benefits under those Salary Continuation Agreements, although payments will not commence until they attain age 65.  The third executive whose employment terminated in 2011 will not be entitled to retirement benefits under his Salary Continuation Agreement because his termination occurred before he attained age 55.

December 28, 2010 Consent Order.  The bank is subject to a December 28, 2010 Consent Order with the FDIC, which the South Carolina Board of Financial Institutions adopted and made binding upon the bank under South Carolina law as well.  The Consent Order explicitly prohibits Tidelands Bank from making any bonus payments without advance consent of the FDIC and the South Carolina Board of Financial Institutions, requires the bank to commission an independent compensation review, and requires the bank to adopt an employee compensation plan based on that independent review.  Although the Consent Order does not contain specific compensation restrictions and limitations, the order gives the FDIC and the South Carolina Board of Financial Institutions broad authority to decide whether the employee compensation plan adopted based on independent review is acceptable.

The independent consultant that we engaged to review our compensation arrangements provided to us in February of 2011 a review of compensation paid to senior executive officers, including an analysis of salaries, bonuses, and other benefits for 2010 and prior years.  Based in part on that review and on other factors, in the Summer of 2011 four executives agreed to a 5% salary reduction, retroactive to January 1, 2011.  The executives are Messrs. Thomas H. Lyles, Milon C. Smith, Robert H. Mathewes, and former Chief Financial Officer Alan W. Jackson.  These and other executives had already agreed in the Summer of 2010 to amend the Salary Continuation Agreements, fixing benefits under those agreements at the amount for which the bank had already accrued.

Director Compensation

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors.  Pursuant to our bylaws, we began compensating our independent directors in May of 2007.  The company only pays director fees to non-employee directors.  We pay our non-employee directors a fee of $500 for each board meeting attended and $250 for each committee meeting attended.  We pay the chairman of the board of directors an additional chairman’s fee of $250 for each board meeting attended.  On July 19, 2010, the board of directors voted to reduce the directors’ fees through September 2011 by 10%, to $450 for each board meeting attended, $225 for each committee meeting attended and $225 for the chairman’s fee.

Name	2010 Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Michael W. Burrell	9,600	—	—	—	—	9,600
John N. Cagle, III, DMD(2)	14,950	—	—	—	—	14,950
Alan D. Clemmons	12,725	—	—	—	1,141	13,866
John W. Gandy, CPA	11,950	—	—	—	1,053	13,003
J. Louis Grant, CPA(3)	14,875	—	—	—	1,037	15,912
John T. Parker, Jr.	10,950	—	—	—	—	10,950
Mary V. Propes	9,400	—	—	—	—	9,400
Tanya D. Robinson	9,850	—	—	—	—	9,850
Larry W. Tarleton	14,325	—	—	—	—	14,325

(1)	These amounts represent the dollar amount paid to directors for mileage reimbursement.
(2)	Dr. Cagle resigned from the board of directors on January 11, 2011.
(3)	Mr. Grant resigned from the board of directors on April 5, 2011.

Equity Compensation Plan Information

The following table sets forth the equity compensation plan information at December 31, 2010.  All stock option information has been adjusted to reflect all prior stock splits and dividends.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))

Equity compensation plans approved by security holders (1)	—	$—	782,007

Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	782,007

(1)                                  The number of shares available for issuance under our 2004 Stock Incentive Plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equals 20% of the then outstanding shares of stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows owners of more than 5% of our outstanding common stock, as of September 22, 2011.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership (5)
Endicott Management Company(1)	421,751	—	9.86%
Service Capital Partners LP(2)	415,000	—	9.70%
Financial Stocks Capital Partners LP(3)	300,000	—	7.01%
Tidelands Bancshares, Inc. (ESOP)(4)	273,149	—	6.39%

(1)   623 Fifth Avenue, Suite 3104, New York, NY 10022

(2)   1700 Pacific Avenue, Suite 2000, Dallas, TX 75201

(3)   441 Vine Street, Cincinnati, OH 45202

(4)   875 Lowcountry Blvd, Mount Pleasant, SC 29464

(5)   The calculations are based on 4,277,176 shares of common stock outstanding on September 22, 2011.

The following tables show how much common stock in our company is owned by the directors, the named executive officers and the directors and executive officers as a group, as of September 22, 2011.

Name	Number of Shares Owned (1)	Right to Acquire	Percentage of Beneficial Ownership (2)
Michael W. Burrell	35,168	—	0.82%
Alan D. Clemmons	62,120	—	1.45%
John W. Gandy, CPA	8,125	—	0.19%
Thomas H. Lyles	48,101	—	1.12%
Robert H. (Bobby) Mathewes, Jr. (1)(a)	12,066	—	0.28%
John T. Parker, Jr.	29,867	—	0.70%
Mary V. Propes	4,500	—	0.11%
Tanya D. Robinson	25,300	—	0.59%
Milon C. Smith	8,068	—	0.19%
Larry W. Tarleton	28,584	—	0.67%
		—
Executive officers and directors as a group (10 persons)	261,899	—	6.12%

(1)               Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program or allocated ESOP shares, unless otherwise indicated in these footnotes.  To the company’s knowledge, each person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program the securities shown as beneficially owned by the person, except for the following shares which the individual has reported as indirectly owned:

(a)          100 shares are indirectly owned by spouse.

(2)               The calculations are based on 4,277,176 shares of common stock outstanding on September 22, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates.  As of September 30, 2011, these borrowings totaled $10.1 million.  It is our policy that these loans and other transactions be made in the ordinary course of business, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us.  Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

Director John W. Gandy is a 50% partner in Office Developers, LLC, which is the owner of an office building located at 1312 Professional Drive in Myrtle Beach, South Carolina in which Tidelands Bank is a tenant and is leasing the site for a period of 20 years.  The monthly rent under the lease is $12,500 per month.  We believe the terms to be no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC.  Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2010 for transactions occurring in 2010, with the exception of the following:

A Form 4 was filed on April 20, 2010 to reflect that the reporting of 5,000 shares of stock purchased by Robert E. Coffee, Jr. on July 25, 2008 (reflected on Form 4 filed on July 28, 2008) were subsequently gifted to spouse on same day.

A Form 5 was filed on January 10, 2011 to reflect the late reporting of 3,500 shares of stock purchased by Michael W. Burrell on June 7, 2010.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2012 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 27, 2011.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

REGULATORY MATTERS

On June 1, 2010, the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina State Board of Financial Institutions (the “State Board”) conducted their annual joint examination of Tidelands Bank (the “Bank”), the wholly-owned subsidiary of the company.  As a result of the examination, the Bank entered into a Consent Order, effective December 28, 2010 (the “Consent Order”), with the FDIC and the State Board.  The Consent Order requires the Bank to, among other things, take the following actions:

•                  Establish, within 60 days from the effective date of the Consent Order, a board committee to monitor compliance with the Consent Order, consisting of at least four members of the board, three of whom shall not be officers of the Bank;

•                  Develop, within 60 days from the effective date of the Consent Order, a written management plan that addresses specific areas in the Joint Report of Examinations dated as of June 1, 2010;

•                  Notify the supervisory authorities in writing of the resignation or termination of any of the Bank’s directors or senior executive officers and provide prior notification and approval for any new directors or senior executive officers;

•                  Achieve and maintain, within 150 days from the effective date of the Consent Order, Total Risk Based capital at least equal to 10% of risk-weighted assets and Tier 1 capital at least equal to 8% of total assets;

•                  Establish, within 60 days from the effective date of the Consent Order, a written capital plan to include a contingency plan in the event the Bank fails to maintain minimums, submit an acceptable capital plan as required by the Consent Order, or implement or adhere to the capital plan to which supervisory authorities have taken no objections.  Such contingency plan must include a plan to sell or merge the Bank.  The Bank must implement the contingency plan upon written notice from the Regional Director;

•                  Adopt and implement, within 60 days from the effective date of the Consent Order, a written plan addressing liquidity, contingency funding, and asset liability management.

•                  Eliminate, within 30 days from the effective date of the Consent Order, by charge-off or collection, all assets or portions of assets classified “Loss,” and during the Consent Order, within 30 days of receipt of any Report of Examination, eliminate by collection, charge-off, or other proper entry, the remaining balance of any assets classified as “Loss” and 50% of those assets classified “Doubtful”;

•                  Submit, within 60 days from the effective date of the Consent Order, a written plan to reduce the Bank’s risk exposure in relationships with assets in excess of $500,000 criticized as “Substandard” in the Report of Examination.  The plan must require a reduction in the aggregate balance of assets criticized as “Substandard” in accordance with the following schedule: (i) within 180 days, a reduction of 25% in the balance of assets criticized “Substandard; (ii) within 360 days, a reduction of 45% in the balance of assets criticized “Substandard; (iii) within 540 days, a reduction of 60% in the balance of assets criticized “Substandard; and (iv) within 720 days, a reduction of 70% in the balance of assets criticized “Substandard.”

•                  Not extend any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss,” and is uncollected.  In addition, the Bank may not extend any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been criticized, in whole or in part, “Substandard,” and is uncollected, unless the Bank’s board of directors determines that failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank;

•                  Prepare and submit, within 90 days from the effective date of the Order, a plan consisting of long term goals designed to improve the condition of the Bank and its viability, and strategies for achieving those goals.  The plan must cover minimum of three years and provide specific objectives for asset growth, market focus, earnings projections, capital needs, and liquidity position.

•                  Adopt, within 60 days from the effective date of the Consent Order, an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality;

•                  Perform, within 60 days from the effective date of the Consent Order, a risk segmentation analysis with respect to the Bank’s concentrations of credit and develop a written plan to reduce any segment of the portfolio which the supervisory authorities deem to be an undue concentration of credit in relation to Tier 1 capital;

•                  Review and establish, within 60 days from the effective date of the Consent Order, a policy to ensure the adequacy of the Bank’s allowance for loan and lease losses, which must provide for a review of the Bank’s allowance for loan and lease losses at least once each calendar quarter;

•                  Formulate and implement, within 60 days from the effective date of the Consent Order, a written plan to improve and sustain Bank earnings, which shall include (i) goals and strategies for improving and sustaining earnings; (ii) major areas and means by which to improve operating performance; (iii) realistic and comprehensive budget; (iv) budget review process to monitor income and expenses to compare with budgetary projections; (v) operating assumptions forming the basis for, and adequately support, major projected income and expense components; and (vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.  The written plan must be evaluated at the end of each calendar quarter and record results and any actions taken by the Board in minutes;

•                  Revise, adopt and implement, within 60 days of the effective date of the Consent Order, the Bank’s written asset/liability management policy to provide effective guidance and control over the Bank’s funds management activities, which shall also address all items of criticism set forth in the Joint Report of Examinations in June 2010;

•                  Develop and implement, within 60 days of the effective date of the Consent Order, a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets.  The policy shall comply with the Joint Inter-Agency Policy Statement on Interest Rate Risk;

•                  Eliminate or correct, within 30 days from the effective date of the Consent Order, all violations of law and regulation or contraventions of FDIC guidelines and statements of policy described in the Joint Report of Examinations in June 2010;

•                  Not declare or pay any dividends or bonuses or make any distributions of interest, principal, or other sums on subordinated debentures without the prior approval of the supervisory authorities;

•                  Not accept, renew, or rollover any brokered deposits unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), and, within 60 days of the effective date of the Consent Order, submit a written plan to the supervisory authorities for eliminating reliance on brokered deposits;

•                  Limit asset growth to 10% per annum;

•                  Adopt, within 60 days of the effective date of the Consent Order, an employee compensation plan after undertaking an independent review of compensation paid to all the Bank’s senior executive officers, as defined at Section 301.101(b) of the FDIC Rules and Regulations;

•                  Furnish, within 30 days from the end of the first quarter following the effective date of the Consent Order, and within 30 days of the end of each quarter thereafter, written progress reports to the supervisory authorities detailing the form and manner of any actions taken to secure compliance with the Consent Order.

FORWARD LOOKING STATEMENTS

Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.  Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this Proxy Statement.  The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the SEC or otherwise.  Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in our other current and subsequent filings with the SEC..

WHERE YOU CAN FIND MORE INFORMATION

Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.  In addition, we make available, without charge, through our website, www.tidelandsbank.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any.  You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Tidelands Bancshares, Inc.
875 Lowcountry Blvd.
Mount Pleasant, South Carolina 29464
(843) 388-8433

November 8, 2011

Mount Pleasant, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

TIDELANDS BANCSHARES, INC.

To be held on December 19, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Thomas H. Lyles as his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard., Mount Pleasant, South Carolina 29464, on December 19, 2011, at 10:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged.  This proxy is directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:.

1.                                       PROPOSAL to elect the eight identified directors.

Michael W. Burrell	Thomas H. Lyles	Tanya D. Robinson
Alan D. Clemmons	John T. Parker, Jr.	Larry W. Tarleton
John W. Gandy, CPA	Mary V. Propes

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
listed (except as marked to the contrary)	To vote for all nominees

(INSTRUCTION:                             To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.                                      PROPOSAL to approve the compensation of our named executive officers as determined by the Compensation Committee and the Board of Directors (this is a non-binding, advisory vote).

☐ FOR                                  ☐ AGAINST                        ☐ ABSTAIN

3.                                      PROPOSAL to approve the frequency of the vote on compensation.

☐ Every Three Years         ☐ Every Two Years             ☐ One Year                          ☐ Abstain

4.                                      PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent auditor for the fiscal year ending December 31, 2011.

☐ FOR                                  ☐ AGAINST                        ☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 4, and for a “Three Year” frequency on Proposal 3 listed above.

Dated: , 2011	Dated: , 2011

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

•                  By Telephone (using a touch-tone telephone)

•                  Through the Internet (using a browser)

•                  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING     Available until 3a.m. Eastern Daylight Time on December 19, 2011

•                  This method of voting is available for residents of the U.S. and Canada

•                  On a touch-tone telephone, call TOLL FREE 1-866-860-0407, 24 hours a day, 7 days a week

•                  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3a.m. Eastern Daylight Time on December 19, 2011

•                  Visit the Internet voting website at https://www.proxyvotenow.com/tdbk

•                  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

•                  You will only incur your usual Internet charges

VOTING BY MAIL

•                  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

•                  If you are voting by telephone or through the Internet, please do not return your proxy card.

ON-LINE ANNUAL MEETING MATERIALS: obtained at http://www.cfpproxy.com/5515